Hub Group, Inc. Announces Results for the Third Quarter Ended September 30, 2003 and Stock Buyback Program

Downers Grove, IL, November 3, 2003 - Hub Group, Inc. (NASDAQ: HUBG) reported results of operations for the quarter ended September 30, 2003.

Net income and earnings per share for the quarter more than doubled. Net income for the quarter was $2.9 million versus $1.4 million in 2002, an increase of 109%. Earnings per share of $0.37 for the quarter increased by 106% compared to last year's $0.18 per share. Year-to-date net income is $5.8 million compared to $0.1 million for the same period of 2002. Earnings per share for the nine months ended September 30, 2003 were $0.75 versus $0.01 in 2002.

Gross margin increased 2.8% to $43.5 million for the third quarter of 2003 from $42.3 million in 2002. As a percent of revenue, gross margin increased to 12.8% in 2003 from 11.9% in 2002. The increase in margin as a percent of revenue is primarily due to improvements in purchased transportation services and some directed changes in customer mix. Salaries and benefits for the third quarter, which include severance costs of approximately $0.5 million, decreased to $22.5 million in 2003 from $23.3 million in 2002. Selling, general and administrative expenses decreased to $11.0 million in 2003 from $11.8 million in 2002. Interest expense for the quarter was down 25.8% to $1.9 million as compared to $2.5 million last year reflecting a reduction in debt levels from $109.0 million at September 30, 2002 to $82.0 million at September 30, 2003.

Year-to-date gross margin is up 7.6% to $129.0 million in 2003 from $119.9 million in 2002. As a percent of revenue, gross margin is 12.9 % versus 12.1% in 2002. Salaries and benefits for the year have decreased 2.2% to $68.7 million in 2003 from $70.2 million in 2002. Selling, general and administrative expenses remained consistent at $34.9 million. Interest expense for the nine months ended September 30, 2003 is $6.0 million, an 18.1% reduction from last year's $7.3 million.

For the quarter, revenue totaled $339.5 million which is a decrease of 4.8% from the prior year quarter. Intermodal revenue was $245.3 million, which represents a decrease of 7.0% from the prior year due primarily to a decrease in volume. Truckload brokerage revenue was $49.5 million for a decrease of 7.6% from prior year quarter due primarily to a strategic decision to support logistics customer growth with traditional brokerage resources. Supply Chain Solutions logistics revenue was $36.7 million, which represents a 98.4% increase from the prior year due primarily to increased volume. In addition, Hub Group Distribution Services ("HGDS") revenue was $8.0 million in 2003, a decrease of 61.3% from the prior year quarter due to a decrease in the installation business and the transfer of some business to another Hub subsidiary in 2002.

Year-to-date revenue increased 1.1% to $1,000.4 million in 2003 from $989.6 million in 2002. Intermodal revenue decreased 1.1% to $713.2 million from $721.4 million in 2002. Truckload brokerage revenue of $146.7 million represents a 6.8% decrease from $157.4 million in 2002. Supply Chain Solutions logistics revenue increased 95.2% to $101.1 million from $51.8 million in 2002. Finally, HGDS revenue decreased 33.2% to $39.4 million in 2003 from $59.0 in 2002. Certain prior year amounts have been reclassified to conform to the current year presentation.

Hub's Chairman, Phillip C. Yeager, stated: "Our margin enhancement programs as well as our cost control efforts continue to favorably impact our bottom line. We are pleased with the growth in net income. As a result of our performance this year we have been able to pay down over $20 million in debt and we are now in a strong position to focus on revenue growth."

STOCK BUYBACK PROGRAM

Hub Group also announced today that its Board of Directors has authorized the purchase of up to 500,000 shares of the Company's Class A Common Stock from time to time. The Company expects to use a portion of these shares to fund certain restricted stock grants. The timing of the program will be determined by financial and market conditions.

Statements in this press release that are not historical, including statements regarding Hub Group's or management's intentions, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently uncertain and subject to risks. Such statements should be viewed with caution. Actual results or experience could differ materially from the forward-looking statements as a result of many factors. Factors that could cause actual results to differ materially include the factors listed from time to time in Hub Group's SEC reports including, but not limited to, the annual report on Form 10-K for the year ended December 31, 2002 and the quarterly reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003. Hub Group assumes no liability to update any such forward-looking statements.

Hub Group, Inc. is a leading non-asset based freight transportation management company providing comprehensive intermodal, truckload, LTL, railcar, air freight, international and related logistics and distribution services. The Company operates through a network of over 30 offices throughout the United States, Canada and Mexico and had 2002 sales of approximately $1.3 billion.

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                                 HUB GROUP, INC.
            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

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

                                                                             THREE MONTHS                   NINE MONTHS
                                                                          ENDED SEPTEMBER 30,           ENDED SEPTEMBER 30,
                                                                      ---------------------------   --------------------------
                                                                          2003          2002            2003          2002
                                                                      ------------ --------------   ------------ -------------
Revenue                                                                $ 339,484    $  356,666      $ 1,000,418   $  989,560

Transportation costs                                                     296,023       314,385          871,447      869,674
                                                                      ------------ -------------    ------------ -------------
       Gross margin                                                       43,461        42,281          128,971      119,886

Costs and expenses:
     Salaries and benefits                                                22,508        23,294           68,689       70,239
     Selling, general and administrative                                  11,041        11,822           34,932       34,945
     Depreciation and amortization of property and equipment               2,716         2,652            7,865        7,859
                                                                      ------------ -------------    ------------ -------------
       Total costs and expenses                                           36,265        37,768          111,486      113,043
                                                                      ------------ -------------    ------------ -------------

       Operating income                                                    7,196         4,513           17,485        6,843

Other income (expense):
     Interest expense                                                     (1,885)       (2,539)          (5,981)      (7,307)
     Interest income                                                          43            45              118          166
     Other, net                                                               46           153               59          275
                                                                      ------------ -------------    ------------ -------------
       Total other expense                                                (1,796)       (2,341)          (5,804)      (6,866)

Income (loss) before minority interest and provision for income taxes      5,400         2,172           11,681          (23)

Minority interest                                                              -             -                -         (524)
                                                                      ------------ -------------    ------------ -------------

Income before provision for income taxes                                   5,400         2,172           11,681          501

Provision for income taxes                                                 2,514           793            5,889          409
                                                                      ------------ -------------    ------------ -------------

Net income                                                             $   2,886   $     1,379      $     5,792   $       92
                                                                      ============ =============    ============ =============

Basic earnings per common share                                        $    0.37   $      0.18      $      0.75   $     0.01
                                                                      ============ =============    ============ =============
Diluted earnings per common share                                      $    0.37   $      0.18      $      0.74   $     0.01
                                                                      ============ =============    ============ =============
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